Exhibit 99.1

SEVEN ARTS ENTERTAINMENT INC. ANNOUNCES APPOINTMENT OF DAVID MICHERY AND BRETT POGANY TO ITS BOARD OF DIRECTORS

LOS ANGELES, CA--(Marketwire – June 6, 2012) - Seven Arts Entertainment Inc. (NASDAQ:SAPX) (the “Company” or “Seven Arts”) today announced the appointment of David Michery, as a managing member of its Board of Directors, and Brett Pogany, as a non-executive independent member of its Board of Directors.

The Board of Directors of Seven Arts shall be the existing seven members of the Board of Directors of the Company, plus the addition of Messrs. Michery and Pogany.  Five members of Seven Arts’ Board of Directors are independent directors as defined by NASDAQ.

David Michery has been appointed Chief Executive Officer of Seven Arts Music, which is the Company’s new music division.  Seven Arts Music intends to develop new talent and label-establishing artists in the genres of hip hop, R&B, pop, dance and rock.  David Michery’s prominent career includes the production of numerous platinum albums and an executive role as Head of Urban Music for All American Communication, D.B.A. Scotti Bros. Records, A&R for MCA Records and Zoo/BMG, and founder of Breakaway Entertainment and American Music Corporation.

Peter Hoffman, Seven Arts’ Chief Executive Officer stated:  “We are extremely pleased to have David Michery, head of our music division, and Brett Pogany joins our Board and provides their extensive knowledge of the music business and financial planning in guiding our growth.”

Brett Pogany is an investment banker focused on advising middle market companies in the execution of corporate transactions and raising capital.  He is currently a consultant with Hayden Advisors.  He was previously a Director with Stifel Nicolaus Weisel, an independent investment bank headquartered in St. Louis, Missouri.  He is a graduate of the Wharton and Engineering Schools at the University of Pennsylvania.

Mr. Pogany added:  “Having reviewed the independent movie and music models, I believe there are tremendous opportunities for Seven Arts to become a leader for the creation of, distribution, and ownership of intellectual property.  I look forward to being an active contributor and member of Seven Arts to help build value for the Company’s employees, stockholders, and all of its stakeholders.”

About Seven Arts Music:
Seven Arts Music intends to develop new talent and label-establishing artists in the genres of hip hop, R&B, pop, dance and rock. David Michery's prominent career includes the production of numerous platinum albums and an executive role as Head of Urban Music for All American Communication, d/b/a Scotti Bros. Records, A&R for MCA Records and Zoo/BMG, and founder of Breakaway Entertainment and American Music Corporation.

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.

Contact:

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080
phoffman@7artspictures.com